UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment No. 8)

Douglas Emmett Inc
(Name of Issuer)

Common Stock
(Title of Class of Securities)

25960P109
(CUSIP Number)


Check the appropriate box to designate the rule pursuant
 to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)


(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

575,189


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

575,189

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management (Securities), L.P.
11
PERCENT
OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.5%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

	(a)


(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
Maryland

5
SOLE VOTING POWER

1,301,019

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

8,235,835


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON

8,235,835

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle
Investment Management, Inc.
11
PERCENT OF CLASS
REPRESENTED BY AMOUNT IN ROW 9

6.4%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
     	(a)	Name of Issuer
     		Douglas Emmett Inc

	(b)	Address of Issuer's Principal Executive
 Offices
		808 Wilshire Boulevard Suite 200
		Santa Monica, CA 90401

Item 2.
     LaSalle Investment Management, Inc. provides
 the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or,
 if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		25960P109
     	LaSalle Investment Management (Securities), L.P.
 provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities),
L.P.

	(b)	Address of Principal Business Office or, if
none, Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		25960P109

Item 3.*	If this statement is filed pursuant to Rule
13d-1(b), or 13d-2(b), check whether the person filing
is a:
      (a)	?	Broker or Dealer registered under
Section 15 of the Act
      (b)	?	Bank as defined in Section 3(a)(6)
of the Act
      (c)	?	Insurance Company as defined in
Section 3(a)(19) of the Act
(d)	?	Investment Company registered under
Section 8 of the Investment Company Act
(e)		Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund
which is subject to the provisions of the Employee
Retirement Income Security Act of 1974 or Endowment
 Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance
 with 240.13d-1(b)(ii)(G) (Note:  See Item 7)
(h)	?	A savings association as defined in
section 3(b) of the Federal Deposit Insurance Act
(i)	?	A church plan that is excluded from
the definition of an investment company under
section 3(c)(14) of the Investment Company Act of
 1940
(j)	?	Group, in accordance with 240.13d-1
(b)-1(ii)(J)
(k)	? 	Group, in accordance with Rule 240.13d-1
(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____


      *  This response is provided on behalf of
LaSalle Investment Management, Inc. and LaSalle
Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of
 December 31 of the year covered by the statement,
 or as of the last day of any month described in
Rule 13d-1(b)(2), if applicable, exceeds five
percent, provide the following information as
of that date and identify those shares which
there is a right to acquire.
     LaSalle Investment Management, Inc. provides
 the following information:
	(a)	Amount Beneficially Owned
      	575,189
	(b)	Percent of Class
      	0.5%

	(c)	Number of shares as to which such
person has:

(i) sole power to vote or to
(ii) direct the vote
      		0

(iii) shared power to vote or to
(iv) direct the vote
      		0

		(iii)	sole power to dispose or to
direct the disposition of
      		575,189

(v) shared power to dispose or to
(vi) direct the disposition of
      		0
     LaSalle Investment Management (Securities),
 L.P. provides the following information:
	(a)	Amount Beneficially Owned
      	8,235,835

	(b)	Percent of Class
      	6.4%

	(c)	Number of shares as to which such
 person has:

(i) sole power to vote or to
(ii) direct the vote
      		1,301,019

(iii) shared power to vote or to
(iv) direct the vote
      		0

		(iii)	sole power to dispose or to
 direct the disposition of
      		8,235,835

(v) shared power to dispose or to
(vi) direct the disposition of
      		0

Item 5.	Ownership of Five Percent or Less of a
 Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ?.


Item 6.	Ownership of More than Five Percent on
Behalf of Another Person

      	Not applicable.


Item 7.	Identification and Classification of
 the Subsidiary Which Acquired the Security Being
Reported on By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification
of Members of the Group

      	The two members of the Group are:
LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities),
 L.P. ("LIMS").


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the
best of my knowledge and belief, the securities
 referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 10, 2012


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Marci S. McCready_
Name:	Marci S. McCready
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Marci S. McCready
Name:	Marci S. McCready
Title:	Vice President



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